UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 9, 2008

GRANT PARK FUTURES FUND
LIMITED PARTNERSHIP
(Exact Name of Registrant as Specified in its Charter)

____________________________

Illinois	000-50316	36-3596839
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
c/o Dearborn Capital Management, L.L.C. 555 West Jackson Blvd., Suite 600 Chicago, Illinois		60661 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (312) 756-4450

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (b), (c)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 9, 2008, Grant Park Futures Fund Limited Partnership (“Grant Park”) announced that Patrick J. Meehan, 53, was named Chief Operating Officer (“COO”) of Dearborn Capital Management, L.L.C., Grant Park’s General Partner.  Effective immediately, Mr. Meehan replaces Efim J. Tkatchew as COO.

Mr. Meehan joined Dearborn Capital Management in April 2008 as Executive Vice President, responsible for business development.  Prior to joining Dearborn Capital Management, Mr. Meehan was a member of the senior executive team at Houghton Mifflin Company in Boston, MA, beginning in March 1999.  His assignments focused on leading technology and operational organizations and included a three year assignment as the president of the business unit that was the largest provider of professional testing and licensure services to state regulatory agencies in the United States.  He also served as the chief information/technology officer of the company for three years, responsible for directing an annual technology portfolio in excess of $100 million.  Mr. Meehan began his career as a commissioned officer in the United States Marine Corps, retiring from the Reserves after 20 years in the grade of Lieutenant Colonel.  He received an AB degree from John Carroll University, an MBA from Webster University and holds FINRA Series 22, 31 and 63 licenses.

There are no arrangements or understandings between Mr. Meehan and any other persons pursuant to which Mr. Meehan was hired as COO.  There are no related party transactions between Grant Park, Dearborn Capital Management and Mr. Meehan that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANT PARK FUTURES FUND LIMITED PARTNERSHIP
	By:	Dearborn Capital Management, L.L.C. its General Partner
Date: October 9, 2008
	By:	/s/Maureen O’Rourke
Maureen O’Rourke
Chief Financial Officer